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                                                                     EXHIBIT 5.1

                         [MILLER & HOLGUIN LETTERHEAD]

                                                                   June 10, 1996

4Front Software International
5650 Greenwood Plaza Blvd., #107
Englewood, CO 80111

          Re:  Registration Statement on Form S-1
             Registration No. 333-03594
             ---------------------------------------------

Ladies and Gentlemen:

    Our opinion has been requested in connection with the above-referenced registration statement (the "Registration Statement") filed with the Securities and Exchange Commission by 4Front Software International, Inc., a Colorado corporation (the "Company"). The Registration Statement relates to the issuance of up to 3,450,000 shares of the Company's Common Stock (the "Shares").

    We have examined such corporate records and other documents and have made such examinations of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Shares are duly authorized and, when issued and sold as contemplated under the terms of the Registration Statement, will be duly authorized, legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference therein to our firm under the caption "Legal Matters." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ MILLER & HOLGUIN

                                          MILLER & HOLGUIN